Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Laboratory Corporation of America Holdings’ Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the references to us under the heading “Experts” in such Registration Statement and to the reference to us under the heading “Selected Financial Data” in such Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

December 4, 2014